Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter of Fiscal 2011 Operating Results; Revenues

Increase Significantly

October 8, 2010	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the first quarter of Fiscal year 2011. Sales for the three months ended August 31, 2010 increased 96.6% to $2,404,467 compared to $1,223,234 for the same period last year. Net loss for the first quarter ended August 31, 2010 was $112,625, or $.04 per fully diluted share, compared to net loss of $574,997, or $.20 per fully diluted share, for the same period last year.

Sales in the SBS Balancer segment increased $645,295, or 73.2%, to $1,527,417 in the first quarter of Fiscal 2011 compared to $882,122 in the first quarter of Fiscal 2010. Sales in the SMS Measurement segment also increased $535,938, or 157.1%, to $877,050 for the three months ended August 31, 2010 compared to $341,112 for the same period last year. Sales of the Company’s balancer and laser-based measurement products increased from prior periods due to an increase in demand which resulted in higher volumes of shipments in the quarter.

Gross margins for the first quarter of Fiscal 2011 increased to 45.7% for the three months ended August 31, 2010 as compared to 44.9% for the same period in the prior year primarily due to a shift of the product sales towards higher margin products and higher production volumes resulting in improved absorption of labor and overhead. Operating expenses increased $82,397, or 7.3%, to $1,216,148 during the three months ended August 31, 2010 as compared to $1,133,751 for the same period in the prior year. This increase was primarily due to higher commissions related to the increase in sales.

“We are pleased with the significant increase in sales across both business segments and the narrowing of our net loss. This is also the second consecutive quarter in which we have experienced sales increases in both our SBS Balancer and SMS Measurement segments on a quarter over quarter as well as a sequential basis,” commented Wayne A. Case, CEO of Schmitt Industries. “While we are cautiously optimistic that market conditions will continue to improve in the U.S. auto industry and in the global manufacturing and industrial markets generally, we are continuing to closely monitor both our order rates and our expense structure,” Case continued.

“Since the economic downturn negatively impacted the Company beginning in December 2008, we have not only worked to reduce operating expenses but have also continued to make the investments in product development and marketing and sales activities necessary to increase sales. We believe that we are starting to see the positive results of those investments coupled with the improvement in general market conditions,” commented Jim Fitzhenry, President of Schmitt Industries.

“Our recently introduced SB-5500™ controller for the Balancer market has been favorably received by customers. We have also just introduced the AE-1000™, a low-price, single channel acoustic emission monitoring system for the Balancer market, and the response has been very positive. In addition, interest in the Lasercheck® line of laser-based surface roughness measurement gauges has seen steady growth resulting in increased sales. Finally, we have increased shipments of the Xact™ remote tank monitoring system for the propane industry and customers are pleased with the product. At the end of the quarter ended August 31, 2010, we had approximately $3.5 million in cash and cash equivalents, no debt and an unused $1.0 million line of credit. We are working hard to return the Company to profitability and believe we will do so in the near term,” concluded Fitzhenry.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry regarding the impact of the global economy on the Company’s historical and future sales, the impact of the introduction of the Xact™, Lasercheck®, SB-5500™ and acoustic emission monitoring products and the expected contributions of these investments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2010	May 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,468,222	$3,545,986
Accounts receivable, net of allowance of $21,800 and $23,387 at August 31, 2010 and May 31, 2010, respectively	1,299,423	1,144,420
Inventories	3,636,840	3,645,303
Prepaid expenses	202,430	192,167
Income taxes receivable	26,670	21,570

	8,633,585	8,549,446

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,564,880	1,564,880
Furniture, fixtures and equipment	1,076,588	1,059,496
Vehicles	90,452	90,452

	3,030,920	3,013,828
Less accumulated depreciation and amortization	(1,768,904)	(1,720,880)

	1,262,016	1,292,948

Other assets
Intangible assets	1,466,454	1,509,711

TOTAL ASSETS	$11,362,055	$11,352,105

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$611,310	$665,044
Accrued commissions	185,358	170,614
Accrued payroll liabilities	221,136	231,390
Other accrued liabilities	298,955	160,717

Total current liabilities	1,316,759	1,227,765

Long-term liabilities	—	3,591
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,894,802 shares issued and outstanding at both August 31, 2010 and May 31, 2010	9,749,090	9,739,391
Accumulated other comprehensive loss	(236,531)	(264,004)
Retained earnings	532,737	645,362

Total stockholders’ equity	10,045,296	10,120,749

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,362,055	$11,352,105

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2010 AND 2009

(UNAUDITED)

	Three Months Ended August 31,
	2010	2009
Net sales	$2,404,467	$1,223,234

Cost of sales	1,304,721	674,145

Gross profit	1,099,746	549,089

Operating expenses:
General, administration and sales	1,107,450	960,707

Research and development	108,698	173,044

Total operating expenses	1,216,148	1,133,751

Operating loss	(116,402)	(584,662)

Other income (expense)	(5,322)	9,665

Loss before income taxes	(121,724)	(574,997)

Benefit for income taxes	(9,099)	—

Net loss	$(112,625)	$(574,997)

Net loss per common share:

Basic	$(0.04)	$(0.20)

Weighted average number of common shares, basic	2,894,802	2,870,160

Diluted	$(0.04)	$(0.20)

Weighted average number of common shares, diluted	2,894,802	2,870,160